UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2005

Technology Solutions Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19433	363584201
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

205 N. Michigan Avenue, Suite 1500, Chicago, Illinois		60601
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-228-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 15, 2005, Technology Solutions Company (the "Company") implemented initiatives to reduce costs. These cost reductions include headcount reductions of client officers and corporate staff, reduction in office space to reflect current needs, and the termination of a contract with a vendor. These actions will result in annualized savings of approximately $1.6 million and the expected completion date is December 30, 2005

As a result of these actions, we estimate that we will incur a restructuring charge of approximately $725,000 in our fourth quarter ending December 31, 2005. This charge consists of: (i) $330,000 in severance costs for 9 employees, (ii) $275,000 for office reductions, which represents the net present value of our excess office space for the remaining 19 months of our lease obligation and (iii) $120,000 related to the termination of a vendor contract. This charge was not reflected in the fourth quarter guidance issued by the Company in connection with the release of our third quarter results on November 10, 2005.

The entire charge, which is all cash related, is expected to result in future cash expenditures as follows: $35,000 in 2005, $520,000 in the first half of 2006, $85,000 in the second half of 2006 and $85,000 in 2007.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technology Solutions Company

December 21, 2005	By:	/s/ Sandor Grosz

Name: Sandor Grosz
Title: Chief Financial Officer